EXHIBIT 2: By-Laws and Board Memorandum
SEVEN ARTS PICTURES PLC

Board Memorandum on Financial Reporting Procedures

Registered Office:
One America Square
London, EC3N 2LB
UK

                                    TABLE OF CONTENTS

SECTION PAGE

1. INTRODUCTION
Purpose 4
Background 4
The Group Structure 5
Management Structure 6

2. CONTROL ENVIRONMENT & MANAGEMENT INFORMATION
The Board 8
Management Information 8
The Auditors 8
Year End and Interim Accounts Procedures 8
Corporate Governance 9
Treasury Operations 11

3. KEY INTERNAL CONTROLS

4. ACCOUNTING POLICIES
Principal Accounting Policies 13

5. INFORMATION SYSTEMS ENVIRONMENT
Accounting System 16
Financial Risk Factors 16

6. BUDGETING AND FORECASTING
Basis of Preparation of the Budget 17

7. CONCLUSION
Summary 18
Conclusion 18

Seven Arts Pictures plc Board memorandum on Financial Reporting Procedures 2008

TABLE OF DEFINITIONS

"the Company" Seven Arts Pictures plc

"the Directors" The Directors of Seven Arts Pictures plc
being:

• Peter M. Hoffman (Executive)
• Michael Garstin (Executive)
• Kate Hoffman (Executive)
• Elaine New (Executive)
• Philip Kendall (Non-Executive Chairman)
• Julia Verdin (Non-Executive)
• Anthony Hickox (Non-Executive)

"the Group" Seven Arts Pictures plc and its subsidiaries:
(See chart below)

Seven Arts Pictures plc Board memorandum on Financial Reporting Procedures 2008

1. INTRODUCTION

Purpose

1.1 This Memorandum has been prepared in connection with the business of the Company trading on PLUS and the OTCBB.

1.2 The Memorandum has been prepared to support the statements that the Directors have established procedures that provide a reasonable basis for them to make proper judgment as to the financial position and prospects of the Company. This memorandum is the sole responsibility of the Directors.

1.3 The Memorandum sets out the financial reporting procedures, which are being established by the Company and those that will be introduced following admission.

Background

1.4 The principal activity of the Company is the production and distribution of theatrical motion pictures ("Pictures") throughout the universe.

1.5 The Company's accounting function is carried out by proper recording of (i) contracts and other distribution income from the Pictures; and (ii) costs of production and distribution of the Pictures.

The accounting function is based at: 38 Hertford Street

London W1J 7SG

1.6 The Company's website is www.7artspictures.com. The Company's website has or will have by the required time all information required by PLUS. The website is reviewed regularly and updated by Kate Hoffman and Elaine New, under the direction of Peter Hoffman, particularly as the Company acquires or produces new motion pictures.

1.7 The Company's broker is Daniel Steward & Company Plc. The Company's authorized and issued share capital is as set forth on Schedule AS. The Company's current fiscal year ends on each June 30.

Corporate Structure, Management and Workplace Environment

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

1.8 The Group Corporate Structure:

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

1.9 Management Structure:

Seven Arts Pictures plc Board memorandum on Financial Reporting Procedures • 2008

1.10 Workplace Environment: The Group recognizes the importance of a friendly, collegial and respectful workplace environment and strongly discourages any statements or action by any officer or employee that may create the appearance or reality of a hostile environment regarding sexual harassment, racial, ethnic, sexual, intimate or age- related prejudice or discrimination or other action or statements which discourage an open and respectful interaction among all officers and employees.

Seven Arts Pictures plc Board memorandum on Financial Reporting Procedures • 2008

2. CONTROL ENVIRONMENT AND MANAGEMENT INFORMATION

The Board

2.1 The Board of Directors ("the Board") comprises Directors: Peter M. Hoffman; Julia Verdin; Anthony Hickox; Elaine New; Kate Hoffman; Phillip Kendal, and Michael Garstin.

2.2 Board meetings will be held quarterly and additional meetings are held as and when required.

    2.3 The Company's full time Finance Director is Elaine New.

Management information

2.4 Management accounts will be produced on a quarterly basis (3/31/; 6/30; 9/30; 12/31) and would normally be completed by the 30th day of the following month. These will be distributed to the Directors several days before a scheduled quarterly Board meeting which will be within 60 days after the end of each quarterly period.

    2.5 The management accounts will comprise the following:-
      - Balance sheet
        - Profit and loss
-	Budget comparisons and forecasts, including cash flow forecast, which will be on a rolling yearly forecast
-	Any necessary commentary on material variances from prior management accounts.

2.6 Nazlini Mohamad and Mark Halvorson will be producing the quarterly Management Accounts and they will be reviewed and authorised by Peter Hoffman and Elaine New prior to submission to the Board.

The Auditors

2.7 Mazars ("Auditors") have been appointed as auditors. The Auditors will report to the Directors in a management letter if they discover any weakness in the systems, audit procedures and policies. Management has addressed and accepted recommendations made by the Auditors for the period ended 3/31/06.

Year end and interim accounts procedures

2.8 Nazlini Mohamad and Joe DeSouza will prepare the audit pack at the end of the financial year which will contain Draft Statutory Accounts, Sage Reports (i.e. Trial Balance, Nominal Ledgers), Bank reconciliations, Fixed and Intangible Assets, Aged Debtors, Prepayments, Inter-Company, Aged Creditors, Accruals, VAT, PAYE, Earnings per share, Share and Warrant Registers, Share Capital Movements.

2.9 The Audit is expected to begin within three months and must be completed within six months of the year-end.

2.10 The Interim Accounts will be reviewed by the Auditor, but not audited. We would anticipate the review would take place within eight weeks from the end of the interim period.

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

Corporate Governance

The Workings of the Board and its Committees

2.11 The Directors are required by UK company law to prepare financial statements, which give a true and fair view of the state of the Company as at the end of the year and of the results of the Company for the year. The Directors have responsibility for ensuring that proper accounting records are kept which disclose with reasonable accuracy of the financial position of the Company and to enable them to ensure the accounts comply with the Companies Act 1985. They have a general responsibility for taking such steps as is reasonably open to them to safeguard the assets of the Company and to prevent and detect fraud and other irregularities.

2.12 Appropriate accounting policies, which follow generally accepted accounting practice will be explained in the notes to the accounts, will be applied consistently and applicable accounting standards will be followed. In addition reasonable and prudent judgments and estimates have been used in the preparation of the financial statements.

2.13 The Directors are responsible for ensuring the Directors' Report and other information included in the annual report is prepared in accordance with Company Law in the United Kingdom.

2.14 The Board reserves for its decision all (a) material financing arrangements by the Group, (b) commitment of capital of more than $1,000,000; and (c) matters for which shareholder vote or disclosure to PLUS is required under PLUS Rules. Directors will have access to the advice and services of the Company Secretary, who will be responsible to the Board for ensuring that Board procedures are followed and that applicable rules and regulations are complied with. The appointment of the Company Secretary is a matter for the Board as a whole.

2.15 The Board agrees that member will not sell or transfer shares of the Company's securities (a) in any "close" period established by the PLUS Rules, including the period commencing on 3/31 and 9/30 of each fiscal year and ending upon public release of the Company's financial results or (b) except through or by notice to the Company's nominated advisor for announcement to AIM or the public as required by AIM Rules.

The following Committees will deal with specific aspects of the Company's affairs:- Remuneration Committee

2.16 The Remuneration Committee comprises Peter Hoffman and Michael Garstin. The main purpose of the Committee will be to determine the appropriate remuneration for Directors and sign off any expenses due to third party consultants. This should reflect their performance and that of the Company, and to demonstrate to shareholders that the various remunerations are set by Board members who have no personal interest in the outcome of their decisions.

Audit Committee

Seven Arts Pictures plc Board memorandum on Financial Reporting Procedures • 2008

2.17 The Audit Committee comprises Philip Kendall and Michael Garstin, and will meet at least twice during each fiscal year. The main purpose of the Committee is to assist the Board in meeting its responsibilities in respect of external financial reporting and internal controls. The Audit Committee will also keep under review the scope and results of the audit. It will also consider the cost effectiveness, independence and objectivity of the auditors taking account of any non-audit services provided by them.

Nominations Committee

2.18 The Nominations Committee comprises Phillip Kendall and Michael Garstin and will vote as necessary to offer nominations to the Company's Board of Directors

Internal Control and Risk Management

2.19 The Directors will be responsible for the Company's system of internal financial control as set out in Section 3. Although no system of internal financial control can provide absolute assurance against material misstatement or loss, the Company's system is designed to provide reasonable assurance that problems are identified on a timely basis and dealt with appropriately.

Management Structure

2.20 The Board will have overall responsibility for the Company and the schedule of matters specifically reserved for decision by the Board will be established and amended from time to time by the Board. The current list of reserved matters is set forth in Paragraph 3.14.

Corporate accounting procedures

2.21 Responsibility levels are communicated throughout the Company, setting out the ethos of the Company, delegation of authority and authorisation levels, segregation of duties and other control procedures together with accounting policies and procedures.

Quality and integrity of personnel

2.22 The competence and integrity of personnel is ensured through close contact between Peter Hoffman and all employees. High quality of personnel is seen as an essential part of the control environment. Senior executive will conduct annual staff reviews to advise each employee of their areas of strength and weakness, requiring improvement.

Identification of business risks

2.23 The Board will be responsible for identifying the major business risks faced by the Company and for determining the appropriate course of action to manage those risks. These risks will be identified by senior management and presented to the Board at each meeting as required.

Budgetary process

2.24 Each year the Board will approve the annual budget and key risk areas identified. Performance will be monitored and relevant action taken throughout the year through

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

the quarterly reporting to the Board of variances from budget, updated forecasts for the year and information on the key risk areas.

Investment appraisal

2.25 The budgetary processes and authorisation levels regulate capital and working capital expenditure. Major budget overruns (e.g. in excess of $250,000) will be investigated. Due diligence work will be carried out by senior executives and independent accountants if a business is to be acquired.

Treasury operations

2.26 The Company will operate a number of bank accounts including cheque accounts, deposit accounts and various term deposits varying between 1 week and 3 months. Funds are moved from term deposit to interest bearing accounts according to budgetary requirements. Elaine New will supervise this function. All signatories will be approved by the Board. The current signatories and authorization levels are attached as Schedule CA.

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

3. KEY INTERNAL CONTROLS

3.1 The key internal controls in place regarding the Company are as follows:-

Payments will be made through a combination of cheque payment and international bank payments for expenses and suppliers invoice.
-	Cheques signatories are detailed on the Bank Mandate, approved by Peter Hoffman.

-	Bank reconciliations will be performed on a monthly basis.
-	Petty cash will amount to less than £500 and will be controlled by receipts and

-	managed by Elaine New.

-	Supplier statements will be reconciled on a monthly basis by Elaine New.
-	Purchases in line with budget and less that £5,000 will not require pre-approval from Peter Hoffman.

-	All purchases not in line with budget or above a value of £5,000 will require pre- approval by Peter Hoffman.
-	All acquisitions of properties require authority that must be agreed by the Board.
-	Nominal ledger reconciliations will be performed by Elaine New on a quarterly basis.

-	Payroll will be prepared by an outside service selected by Elaine New. The payroll will be reviewed and approved by Peter Hoffman.

3.2 The Directors have not noted any control weaknesses at this stage. All recommendations of the Auditors for the year ended June 30, 2008 have been addressed and accepted.

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

4. ACCOUNTING POLICIES

4.1 The Directors, in conjunction with the Company's Auditors, will be responsible for monitoring new accounting policy developments and any changes in UK accounting standards and for ensuring that the Company's policies comply with the International Financial Reporting Standards ("IFRS"). They will ensure that they become aware of any changes in accounting standards through a close working relationship through the recognised accounting publications.

4.2 The Company will apply consistent accounting policies that accord to the !FRS. The Directors consider that the policies are prudently based.

Principal accounting policies
    4.3 The following accounting policies will be applied consistently in dealing with items which are considered material in relation to the Company's financial statements.

Basis of Preparation

The financial statements will be prepared under the historical cost convention and in accordance with International Financial Reporting Standards ("IFRSs") issued by the International Accounting Standards Board ("IASB").

Cash and cash equivalent

Cash and cash equivalents includes cash in hand, deposits held at call with banks, other short term highly liquid investments with original maturities of three months or less, and bank overdrafts.

Deferred taxation

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Foreign currencies

Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date. All differences are taken to the income statement.

Group entities that have a functional currency different from the presentation currency are translated at the closing rate of the date of the balance sheet for assets and

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

liabilities. Income and expenses are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions) and all resulting exchange differences are recognised in the income statement.

Property under development

Properties under development intended for sale are classified under current assets and are stated at the lower of cost and net realisable value.

Cost comprises land cost and development costs including attributable borrowing costs and charges capitalised during the development period.

Impairment of assets

At each balance sheet date, the Company reviews the carrying amounts of its assets to determine whether there is any indication that those assets have suffered an impairment loss. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. Any impairment loss is recognised as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately.

Production Cost Amortization

The Company's costs of production or acquisition of each motion picture and an allocable share of salaries related to production and acquisition activities for each picture will be capitalized and amortized over the expected revenue of each picture, on a film by film basis, over a ten-year period following first commercial release, under the "flow of income" method of amortization.

Property, plant and equipment

All property, furniture and fittings are stated at the lower of historical cost less depreciation and net realisable value. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Depreciation, based on component approach, is calculated using the straight-line method to allocate the cost over the assets estimated useful lives, as follows:
- Furniture and fittings 5 - 10 years

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

The assets' residual values and useful lives are reviewed, and adjusted if appropriate at each financial year-end.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in the income statement.

Trade receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. The amount of provisions is the difference between the asset's carrying amount and the present value of estimated future cash flow, discounted at the effective interest rate.

The provision is recognised in the income statement. Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new, shares or options are shown in equity as deduction, net of tax, from the proceeds.

Revenue recognition

Revenue includes rental income, service charges and management charges from properties, and income from property trading. Service and management charges are recognised on a gross basis in the accounting period in which the services are rendered.

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

5. INFORMATION SYSTEMS ENVIRONMENT

5.1 Accounting Systems

        Microsoft Excel - The Company currently uses Microsoft Excel modules to report its financial position. These include:
- Monthly management accounts
- Cash flow modules
    - Forecasting modules
- Property maintenance schedules
- Rent and related analysis
    - Renovation budgets
- Property valuation schedules
    - Cost and renovation analysis

The principal hardware and software and accounting package are attached on Schedule AP. All journal changes are approved by Elaine New subject to review with Peter Hoffman.

5.2 Accounting Procedures are as follows:

5.2.1 All receivables are booked when a contract or statement is included on the Company's collateral schedule detailing the revenue by picture by territory.

5.2.2 All costs are booked when incurred for production and distribution of each picture. 5.2.3 All cash receipts are reflected immediately upon receipt of a notice from the Company's banks and all receivables and contracts require payment to Company bank accounts.

5.3 Productions. All productions managed by the Company (as opposed to acquisitions for which the Company has no legal control or liability for production costs) will employ an experienced production accountant who will record and report all production expenses in the current standard "Movie Magic" system, and provide weekly "cost reports" detailing all activities on the production to Peter Hoffman.

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008

6. BUDGET AND FORECASTING

    6.1 Budgets are prepared using excel spreadsheets devised by Elaine New.
    6.2 The budgets will be reviewed by Peter Hoffman in due course.

6.3 Each budget will be prepared on a "bottom up" basis for each segment of the Company's business and approved by each senior executive with responsibility for that segment and approved by Peter Hoffman and Elaine New prior to submission to the Board.

7. CONCLUSION

Summary

7.1 This Board Memorandum documents the Company's: Accounting systems and internal controls;
- Financial reporting systems;
- Accounting policies; and
        - Budgeting and forecasting procedures. 7.2 The principal conclusions are that the Company will have in place:-

- A strong general control environment
-	A defined management structure, with clearly defined and appropriate levels of delegated authority;
Appropriate, timely and reliable streams of management information;
-	Appropriate accounting policies that are in accordance with relevant accounting standards and have been consistently applied;
-	Adequate and reliable IT systems and IT controls; and
  - An effective and detailed budgetary process. Conclusion

7.3 Having considered the contents of this Board Memorandum, the Directors consider that procedures have been established which provide a reasonable basis for us to make proper judgments as to the financial position and prospects of the Company. This Board Memorandum will be reviewed and updated as required on a regular basis.

on behalf of Seven Arts Pictures plc:-

/s/ Peter Hoffman

----------------------------------
Peter Hoffman

1/12/08
----------------------
Date

Seven Arts Pictures plc
Board memorandum on Financial Reporting Procedures
• 2008